Exhibit 99.1

NEWS RELEASE

TSX: SCY

January 9, 2024

NR 24-01

www.scandiummining.com

SCANDIUM INTERNATIONAL MINING PROVIDES UPDATE TO SHAREHOLDERS

Reno, Nevada, January 9, 2024 - Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) provides the following update to shareholders.

Dear fellow shareholders,

We wanted to update you regarding what is happening at Scandium International Mining Corp. and more specifically, our Nyngan Scandium project in NSW Australia.

1.	Nyngan Scandium Project: We have continued to advance the project which has a 25-year mining license:

a.	In October 2023, we announced a critical step in the timeline as we broke ground at the site, marking the physical development of the site following the results of the 2023 drilling program.
b.

We are completing surveys, undertaking soil management including the establishment of water exclusion embankments and stripping of topsoil, and placing temporary office quarters at the site for future development activities.

c.	The FID (final investment decision) is dependent upon customer contracts and strategic partnerships which remain under discussion.
d.

Given our ability to produce 38 tons annually under our mining license, we believe the Nyngan deposit is the most advanced Scandium project and will be one of the first projects to be developed when the market demand for Scandium becomes more mature.

2.

Scandium market development: We are increasingly convinced of the potential applications and market for Scandium. Customer enquiry and published research on new applications for Scandium beyond Scandium Aluminum alloys, including some solid-state batteries and some solid electrolyte fuel cells is encouraging. The entrance of Rio Tinto into Scandium production gives greater validation to market development. While the adoption of Scandium into commercial application has been slower than expected, momentum is growing.

3.

Dependable supply outside of China and Russia: One of the important factors for greater market adoption of Scandium has been its availability which, like many rare metals, is dependent currently on China and Russia. Customers are rightly concerned about whether China will restrict rare earth and metal exports and so are hesitant to commit to a line of production without a secure supply outside of those countries. The governments of the United States, Canada, Australia, and Europe have recognized this by putting Scandium on their critical metals list which should ultimately help us go into production.

4.

Stock price: All of us are unhappy and disappointed with the status of our share price. Management retains a 22% shareholding and has not sold a single share. While the decline has been coincident with a significant weakness in the Canadian junior mining sector, it is nevertheless frustrating. Our strategic story is a good one and we will endeavor to make it more widely known.

5.

No need to raise equity: Our company remains debt-free following the Q2 2022 equity raise. We continue to minimize our cash burn which includes the CEO and CFO and board members not receiving cash compensation. We estimate our existing cash balance enables us to continue our current level of activities for at least the next three years without the need to raise new capital.

6.	The future: Our company has been on the Scandium journey for over a decade, and we want to reassure you that the Nyngan Scandium project is ready to go into production as the market develops.

Sincerely,

Peter Evensen Chief Executive Officer and

Chris Evensen, Chief Financial Officer

Qualified Person Statement

Mr. John Thompson, BE, FAusIMM and Vice President – Project Development, and a “Qualified Person” as defined in NI 43-101, has verified the data, by checking assay data against assay lab certificates, and has approved the technical information in this news release.

For inquiries to Scandium International Mining Corp, please contact:

Peter Evensen (CEO)
Tel: (775) 355-9500

Harry de Jonge (Comptroller)
Tel: (702) 703-0178

Email: ir@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include but are not limited to statements regarding the Offering, the use of proceeds, and closing of the final tranche of the Offering. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.